NEWS RELEASE

Media Contact:	WORLDWIDE LEADER IN BEARINGS AND STEEL

Denise L. Bowler

Manager — Communications Planning and Integration

(330) 471-3485

Or visit: www.timken.com/media

Investor Contact:

Kevin R. Beck

Manager — Investor Relations

(330-471-7181)

                Integration of Torrington on track

Timken Announces Second Quarter Results

     Canton, OH – July 23, 2003 – The Timken Company today announced second quarter and first half results, including The Torrington Company for the full quarter. Timken acquired Torrington on February 18, 2003.

     For the quarter ended June 30, the company reported sales of $990.3 million, up 50% from $660.8 million in the year-ago period. Most of the increase was due to the acquisition of Torrington. Excluding Torrington, sales were up 5% with about half of this growth attributable to currency translation.

     Net income for the quarter was $3.9 million or $0.05 per diluted share, which included net expense for special items of $0.13 per diluted share. Those special items include integration expenses, costs related to a plant closure and repayment of a small portion of antidumping receipts received under the U.S. Continued Dumping and Subsidy Offset Act.

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Denise L. Bowler	Kevin R. Beck

Mail Code: GNW-37	Mail Code: GNE-26

1835 Dueber Avenue, S.W	1835 Dueber Avenue, S.W.

P.O. Box 6932	P.O. Box 6928

Canton, OH 44706-0932 U.S.A.	Canton, OH 44706-0928 U.S.A.

Telephone: (330) 471-3485	Telephone:(330) 471-7181

Facsimile: (330) 471-4118	Facsimile:(330) 471-3810

e-mail: bowlerd@timken.com	E-mail: beckk@timken.com

THE TIMKEN COMPANY

     Excluding these items, adjusted net income was $15.1 million or $0.18 per diluted share. Excluding the effects of the Torrington acquisition and the special items, Timken’s adjusted second-quarter earnings per diluted share would have been $0.21. The company continues to expect the acquisition to be accretive to earnings this year.

     For the second quarter of 2002, the company reported earnings of $0.07 per diluted share. Excluding restructuring and reorganization charges, the company reported earnings of $0.28 per diluted share in the second quarter of 2002.

     Results in the second quarter were negatively impacted by high energy and raw material costs, higher costs associated with the implementation of the manufacturing strategy and rationalization programs in our automotive group, lower volume in industrial markets due to high levels of distributor inventories for Torrington products, and higher pension and benefits costs.

     The company ended the second quarter with a debt-to-capital ratio of 51%, unchanged from the end of the first quarter. In July the company’s cash position was favorably affected by the sale of its interest in NTC, a joint venture with Japan-based NSK Ltd. Timken received approximately $146 million in cash, which it has used to pay down debt.

     “While we continue to maintain our focus on integration and on a strong balance sheet, our operating performance in our base business was lower than last year. We are taking corrective actions to address those problems and expect to achieve higher levels of performance later in the year,” said James W. Griffith, president and CEO. “Our integration of Torrington remains on track. We have achieved $5 million in pretax savings to date and expect to hit our target for achieving annualized pretax savings of $20 million by the end of 2003.”

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THE TIMKEN COMPANY

     Since the acquisition of Torrington, the company has:

•	Combined management organizations and consolidated sales forces.

•	Started rationalizing operations of the Darlington, England industrial bearing plant — moving production to another facility in Ploiesti, Romania.

•	Launched global supply chain initiatives, resulting in purchasing savings.

•	Consolidated two distribution centers in England.

•	Announced the closing of three U.S. regional service centers to leverage on-line order and distribution capabilities of CoLinx – an e-business joint venture.

•	Announced the closing of the Rockford, Illinois industrial bearing plant.

•	Created an alliance with NSK to serve selected Japanese automotive customers globally with engineering solutions on needle bearings, following the sale of Timken’s interest in NTC.

     For the first half, sales were $1.8 billion, compared with $1.3 billion in 2002. Earnings per fully diluted share for the first six months were $0.19 in 2003 versus $0.01 in 2002. Excluding special items, first-half earnings per diluted share were $0.37 in 2003 versus $0.51 in 2002.

     Excluding the effects of the Torrington acquisition, first-half sales were $1.4 billion, up 9% over the first six months of 2002, while adjusted earnings were $0.40 per diluted share.

     The segment results that follow exclude special charges for all periods. They also reflect for all periods a reorganization of the Automotive and Industrial Groups that occurred in the first quarter of 2003. Automotive distribution operations are now reported as part of the Industrial Group. Additionally, company sales to emerging markets – principally in central and eastern Europe and Asia – previously were reported as part of the Industrial Group. Emerging market sales to automotive original equipment manufacturers are now included in the Automotive Group.

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THE TIMKEN COMPANY

Automotive Group Results

     For the second quarter, Automotive Group sales were $376.5 million, up 92% from $196.1 million during the year-ago period. EBIT (earnings before interest and taxes) was $7.0 million, compared to breakeven a year earlier. Excluding Torrington, sales were $205.0 million, which were slightly up from last year excluding currency translation, and the group reported a loss of $1.1 million before interest and taxes.

     The Automotive Group benefited from continued strength in light truck production and new platform launches. It was negatively affected by weakening passenger car production, increases in pension and benefits expenses and inefficiencies related to the implementation of manufacturing strategy initiatives. Problems in implementing the Timken manufacturing strategy and postponement by Torrington of a rationalization program during the acquisition process delayed the benefits expected from these initiatives.

     For the first half, Automotive Group sales were $674.7 million, compared to $379.5 million in 2002’s first six months. EBIT for the first half was $15.9 million, compared with $7.5 million in 2002. Excluding effects of the Torrington acquisition, first half sales in 2003 were $416.1 million, and EBIT was $2.2 million.

Industrial Group Results

     For the second quarter, Industrial Group sales were $389.7 million, up 55% from $251.2 million during the year-ago period. EBIT was $30.6 million, compared to $20.0 million a year earlier. Excluding Torrington, sales were $267.4 million, which were slightly up from last year excluding currency translation, and EBIT was $30.3 million.

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THE TIMKEN COMPANY

     Industrial Group results were favorably impacted by growth in the automotive distribution business, improved pricing and the exiting of low-margin business. Working against these positives were persistent weakness in industrial markets, increased costs for pensions and benefits and high levels of distributor inventories for Torrington industrial products. Improvement in distribution sales is expected in the second half as these inventories are lowered.

     For the first half, Industrial Group sales were $694.9 million, compared to $484.4 million in 2002’s first six months. EBIT for the first half was $48.4 million, compared with $31.1 million in 2002. Excluding Torrington, first half sales in 2003 were $510.6 million and EBIT was $47.5 million.

Steel Group Results

     For the second quarter, Steel Group sales were $256.8 million, about even with 2002’s second period. The group recorded a loss of $2.7 million before interest and taxes, compared with EBIT of $14.6 million a year earlier.

     The group’s results were hurt by high raw material and energy costs. The company also saw margins decline due to a change in product mix.

     Plant operations were curtailed intermittently to avoid extremely high energy costs, and the group reduced inventories to generate cash. Steps were also taken to recover a portion of high raw material costs through surcharges and price increases. The company does not expect these actions to fully offset these higher costs for the remainder of the year as market prices for steel continue to be under pressure.

     For the first half, Steel Group sales were $532.6 million compared to $493.7 million in 2002’s first six months. EBIT was $3.8 million compared with $26.7 million in 2002.

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THE TIMKEN COMPANY

Outlook

     The company’s outlook has changed from the first quarter when it assumed continued strength in automotive markets, some improvement in industrial markets and some reduction in scrap and energy costs. An assumption was made that positive economic recovery would occur in the last six months of the year. For the remainder of the year, the company now expects some softening in North American production of automotive light vehicles, particularly passenger cars, versus the second half of last year. The company also assumes industrial markets will remain flat and energy and raw material costs will be higher. As a result of these issues as well as the higher costs associated with the manufacturing strategy and rationalization initiatives, the company is lowering the earnings estimate for the full year to between $0.80 and $0.95 per diluted share, excluding special items. The company expects third quarter earnings per diluted share to be between $0.10 and $0.15, excluding special items.

     “We continue to be excited about the acquisition of Torrington and the long-term prospects of the new Timken Company,” said Mr. Griffith. “Integrating Torrington while completing a major manufacturing restructuring has challenged our organization and we have not performed up to our expectations for the first half of 2003. We remain confident in the positive impact that both activities will have on the company. We are focused on moving rapidly with the integration of Torrington and achieving our targeted synergies. While we are behind on earnings, we are on track on integration. We are ahead on debt reduction and expect that to be reflected on our year-end balance sheet.”

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THE TIMKEN COMPANY

     On Thursday, July 24, The Timken Company will host a conference call for investors and securities analysts to discuss the financial results.

Conference Call:	Thursday, July 24, 2003

11 a.m. Eastern Time

Live Dial-In: 706-634-0975 (Call in 10 minutes prior to 11 a.m. to be included.)

Replay Dial-In: 706-645-9291 (Beginning July 24, 2003 at 2 p.m. EDT through July 31, 2003)

Replay Passcode: 1221914

Live Web cast: www.timken.com

     The Timken Company is a leading international manufacturer of highly engineered bearings, alloy and specialty steels and components, and a provider of related products and services. Following its February 2003 acquisition of The Torrington Company, Timken employs 28,000 people worldwide in operations in 29 countries. In 2002, the combined companies had sales of approximately $3.8 billion.

     Certain statements in this news release (including statements regarding the Company’s forecasts, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: uncertainties in both timing and amount, if any, of actual benefits realized through the integration of Torrington with Timken’s operations and the timing and amount of the resources required to achieve those results; risks associated with diversion of management’s attention from operations during the integration process; risks associated with the greater level of debt associated with the acquisition; and the impact on operations of general economic conditions, higher raw materials and energy costs, the cyclicality of the Company’s business, customer demand and the Company’s ability to achieve the benefits of its ongoing programs, including the implementation of its manufacturing strategy and rationalization activities. These and additional factors are described in greater detail in the Company’s Prospectus Supplement dated February 11, 2003 relating to the offering of the Company’s common stock, in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, in the Company’s 2002 Annual Report, page 47, and in the Company’s

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THE TIMKEN COMPANY

Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company undertakes no obligation to update or revise any forward-looking statement.

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###

THE TIMKEN COMPANY

CONSOLIDATED STATEMENT
OF INCOME	AS REPORTED				ADJUSTED (1)

(Thousands of U.S. dollars,
except share data)	2Q 03	2Q 02	Six Months 03	Six Months 02	2Q 03	2Q 02	Six Months 03	Six Months 02

Net sales	$990,253	$660,829	$1,828,260	$1,276,586	$990,253	$660,829	$1,828,260	$1,276,586

Cost of products sold	825,573	533,746	1,529,626	1,028,562	825,573	533,746	1,529,626	1,028,562

Integration/Reorganization expenses — cost of products sold	6,611	2,782	10,299	5,081	—	—	—	—

Gross Profit	$158,069	$124,301	$288,335	$242,943	$164,680	$127,083	$298,634	$248,024

Selling, administrative & general expenses (SG&A)	127,040	90,965	226,936	174,213	127,040	90,965	226,936	174,213

Integration/Reorganization expenses — SG&A	8,157	2,040	13,532	4,784	—	—	—	—

Impairment and restructuring	853	14,226	853	17,283	—	—	—	—

Operating Income	$22,019	$17,070	$47,014	$46,663	$37,640	$36,118	$71,698	$73,811

Other expense	(302)	(1,607)	(1,895)	(9,075)	(302)	(1,607)	(1,895)	(9,075)

Special charges — other income (expense)	(2,276)	—	3,171	—	—	—	—	—

Earnings Before Interest and Taxes (EBIT)	$19,441	$15,463	$48,290	$37,588	$37,338	$34,511	$69,803	$64,736

Interest expense	(13,114)	(7,889)	(23,275)	(15,924)	(13,114)	(7,889)	(23,275)	(15,924)

Interest income	208	317	418	697	208	317	418	697

Income Before Income Taxes and Cumulative Effect of Change in Accounting Principle	$6,535	$7,891	$25,433	$22,361	$24,432	$26,939	$46,946	$49,509

Provision for income taxes	2,614	3,931	10,173	9,213	9,284	10,116	17,839	18,763

Income Before Cumulative Effect of Change in Accounting Principle	$3,921	$3,960	$15,260	$13,148	$15,148	$16,823	$29,107	$30,746

Cumulative effect of change in accounting principle (net of income tax benefit of $7,786)	—	—	—	12,702	—	—	—	—

Net Income	$3,921	$3,960	$15,260	$446	$15,148	$16,823	$29,107	$30,746

Earnings Per Share:

Income before accounting change	$0.05	$0.07	$0.19	$0.22	$0.18	$0.28	$0.37	$0.51

Cumulative effect of accounting change	—	—	—	($0.21)	—	—	—	—

Earnings Per Share	$0.05	$0.07	$0.19	$0.01	$0.18	$0.28	$0.37	$0.51

Earnings Per Share-assuming dilution:

Income before accounting change	$0.05	$0.07	$0.19	$0.22	$0.18	$0.28	$0.37	$0.51

Cumulative effect of accounting change	—	—	—	($0.21)	—	—	—	—

Earnings Per Share-assuming dilution	$0.05	$0.07	$0.19	$0.01	$0.18	$0.28	$0.37	$0.51

Average Shares Outstanding	85,520,667	60,239,065	79,198,167	60,092,322	85,520,667	60,239,065	79,198,167	60,092,322

Average Shares Outstanding-assuming dilution	85,760,495	61,038,029	79,402,600	60,732,056	85,760,495	61,038,029	79,402,600	60,732,056

BUSINESS SEGMENTS

(Thousands of U.S. dollars)					2Q 03	2Q 02	Six Months 03	Six Months 02

Automotive Group (3)

Net sales to external customers					$376,525	$196,053	$674,654	$379,451

Impairment and restructuring					—	—	—	—

Integration/Reorganization expenses					—	—	—	—

Earnings before interest and taxes (EBIT) * (2)					$6,989	$35	$15,857	$7,494

EBIT Margin					1.9%	0.0%	2.4%	2.0%

Industrial Group (3)

Net sales to external customers					$389,580	$251,182	$694,543	$484,420

Intersegment sales					154	—	346	—

Total net sales					$389,734	$251,182	$694,889	$484,420

Impairment and restructuring					—	—	—	—

Integration/Reorganization expenses					—	—	—	—

Earnings before interest and taxes (EBIT) * (2)					$30,578	$19,990	$48,388	$31,070

EBIT Margin					7.8%	8.0%	7.0%	6.4%

Steel Group

Net sales to external customers					$224,148	$213,594	$459,063	$412,715

Intersegment sales					32,692	41,759	73,556	81,032

Total net sales					$256,840	$255,353	$532,619	$493,747

Impairment and restructuring					—	—	—	—

Integration/Reorganization expenses					—	—	—	—

Earnings before interest and taxes (EBIT) * (2)					($2,747)	$14,568	$3,783	$26,687

EBIT Margin					-1.1%	5.7%	0.7%	5.4%

*Automotive Bearings, Industrial Bearings and Steel EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1)  “Adjusted” statements exclude the impact of impairment and restructuring and integration/reorganization charges for all quarters shown, special charges and cumulative effect of change in accounting principle recognized in 2002.

(2)  EBIT is defined as operating income (loss) plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of our business segments, and EBIT disclosures are responsive to investors.

(3)  Automotive Group and Industrial Group 2002 segmented results have been adjusted for 2003 reclassification of Automotive Aftermarket and Emerging Markets’ results.

Reconciliation of GAAP net income and EPS — Basic and Diluted as previously disclosed.

This reconciliation is provided as additional relevant information about the company’s performance. Management believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and integration/reorganization costs, one-time gains/losses on sales of assets, Continued Dumping and Subsidy Offset Act (CDSOA) receipts and payments and cumulative effect of change in accounting principle.

	2Q 03		2Q 02		Six Months 03		Six Months 02

(Thousands of U.S. dollars, except share data)	$	EPS	$	EPS	$	EPS	$	EPS

Net income	$3,921	$0.05	$3,960	$0.07	$15,260	$0.19	$446	$0.01
Integration expense — inventory write-up — cost of products sold	3,209 (1)	0.04	—	—	6,897 (1)	0.09	—	—

Reorganization expense — cost of products sold	3,402 (2)	0.04	2,782	0.05	3,402 (2)	0.04	5,081	0.08

Integration/Reorganization expenses — SG&A	8,157	0.09	2,040	0.03	13,532	0.17	4,784	0.08

Impairment and restructuring	853	0.01	14,226	0.23	853	0.01	17,283	0.28

Special charges — other income (expense)

Loss (Gain) on sale of assets	2,340	0.03	—	—	(3,107)	(0.04)	—	—

CDSOA repayment	2,808	0.03	—	—	2,808	0.03	—	—

Acquisition-related unrealized currency exchange gains	(1,930)	(0.02)	—	—	(1,930)	(0.02)	—	—

Prior restructuring accrual reversal	(942)	(0.01)	—	—	(942)	(0.01)	—	—

Tax effect of special items	(6,670)	(0.08)	(6,185)	(0.10)	(7,666)	(0.09)	(9,550)	(0.15)

Cumulative effect of change in accounting principle	—	—	—	—	—	—	12,702	0.21

Adjusted net income	$15,148	$0.18	$16,823	$0.28	$29,107	$0.37	$30,746	$0.51

Impact of Torrington acquisition (3)	(1,897)	$0.03			(3,657)	$0.03

Adjusted net income, excluding Torrington acquisition	$13,251	$0.21			$25,450	$0.40

Average shares outstanding, assuming dilution	85,760,495				79,402,600

Impact of Torrington acquisition (3)	(22,097,534)				(15,775,740)

Adjusted average shares outstanding — assuming dilution	63,662,961				63,626,860

(1)  Represents a one-time inventory write-up related to purchase price accounting.

(2)  Costs associated with the British Timken plant closure.

(3)  Impact of Torrington acquisition includes acquisition earnings, financing and synergies.

Reconciliation of 2Q 03 Timken Company and Impact of Torrington Acquisition for Business Segments

	2Q 03 Adjusted (4)			Six Months 03 Adjusted (4)

		Impact of			Impact
		Torrington	Timken		Torrington	Timken
	Timken Company	Acquisition	Standalone	Timken Company	Acquisition	Standalone

Automotive Group

Net sales to external customers	$376,525	$171,543	$204,982	$674,654	$258,517	$416,137

EBIT	$6,989	$8,135	($1,146)	$15,857	$13,682	$2,175

EBIT Margin	1.9%	4.7%	-0.6%	2.4%	5.3%	0.5%

Industrial Group

Net sales to external customers	$389,580	$122,335	$267,245	$694,543	$184,335	$510,208

Intersegment sales	154	—	154	346	—	346

Total net sales	$389,734	$122,335	$267,399	$694,889	$184,335	$510,554

EBIT	$30,578	$298	$30,280	$48,388	$841	$47,547

EBIT Margin	7.8%	0.2%	11.3%	7.0%	0.5%	9.3%

Steel Group

Net sales to external customers	$224,148	—	$224,148	$459,063	—	$459,063

Intersegment sales	32,692	—	32,692	73,556	—	73,556

Total net sales	$256,840	—	$256,840	$532,619	—	$532,619

EBIT	($2,747)	—	($2,747)	$3,783	—	$3,783

EBIT Margin	-1.1%	—	-1.1%	0.7%	—	0.7%

Consolidated

Net sales to external customers	$990,253	$293,878	$696,375	$1,828,260	$442,852	$1,385,408

Total EBIT for reportable segments	$34,820	8,433	$26,387	$68,028	14,523	$53,505

Intersegment adjustments	2,518	—	2,518	1,775	—	1,775

Total EBIT	$37,338	$8,433	$28,905	$69,803	$14,523	$55,280

EBIT Margin	3.8%	2.9%	4.2%	3.8%	3.3%	4.0%

(4)  “Adjusted” statements exclude the impact of impairment and restructuring and integration/reorganization expenses for all quarters shown and special items.

Reconciliation of Outlook Information

Expected net income per diluted share for the full year and the third quarter exclude special items. Examples of such special items include impairment and restructuring, integration/reorganization expenses and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any payments under the CDSOA in 2003 and if so, in what amount. If we do receive any CDSOA payments, they will be received in the fourth quarter.

CONSOLIDATED STATEMENT OF CASH FLOWS	For the three months ended		For the six months ended
	June 30	June 30	June 30	June 30
(Thousands of U.S. dollars)	2003	2002	2003	2002

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$3,921	$3,960	$15,260	$446
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting change	—	—	—	12,702
Depreciation and amortization	47,687	37,093	88,952	73,855
Loss (Gain) on disposals of property, plant and equipment	3,780	(1,064)	(1,954)	(3,939)
Provision for deferred income taxes	5,992	14,761	3,892	24,033
Stock issued in lieu of cash to employee benefit plans	1,565	4,385	2,280	5,416
Changes in impairment and restructuring charges — net	—	(2,400)	—	(9,071)
Changes in operating assets and liabilities:
Accounts receivable	15,450	(19,467)	(39,164)	(69,329)
Inventories	3,714	(6,337)	(18,749)	(23,465)
Other assets	6,038	(19,941)	(4,163)	(17,304)
Accounts payable and accrued expenses	(52,559)	28,753	1,414	27,243
Foreign currency translation	(7,864)	4,197	(9,723)	3,732

Net Cash Provided by Operating Activities	$27,724	$43,940	$38,045	$24,319

INVESTING ACTIVITIES
Capital expenditures	($28,709)	($18,393)	($51,707)	($34,897)
Proceeds from disposals of property, plant and equipment	2,183	4,285	12,078	5,726
Other	1,010	4,984	(1,054)	12,483
Acquisitions	—	—	(718,952)	(6,751)

Net Cash Used by Investing Activities	($25,516)	($9,124)	($759,635)	($23,439)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	($11,124)	($7,851)	(19,376)	(15,640)
Issuance of common stock for acquisition	(210)	—	180,010	—
Accounts receivable securitization financing	—	—	125,000	—
Payments on long-term debt	(49,098)	—	(49,222)	(1,727)
Proceeds from issuance of long-term debt	404	304	424,957	304
Short-term debt activity — net	65,479	(14,392)	28,540	13,106

Net Cash Provided (Used) by Financing Activities	$5,451	(21,939)	$689,909	($3,957)
Effect of exchange rate changes on cash	$1,499	1,167	2,076	779
Increase (decrease) in Cash and Cash Equivalents	9,158	14,044	(29,605)	(2,298)
Cash and Cash Equivalents at Beginning of Period	$43,287	$17,050	$82,050	$33,392

Cash and Cash Equivalents at End of Period	$52,445	$31,094	$52,445	$31,094

CONSOLIDATED BALANCE SHEET	June 30	Dec 31
(Thousands of U.S. dollars)	2003	2002

ASSETS
Cash & cash equivalents	$52,445	$82,050
Accounts receivable	610,690	361,316
Deferred income taxes	34,510	36,003
Inventories	744,352	488,923

Total Current Assets	$1,441,997	$968,292
Property, plant & equipment	1,650,127	1,226,244
Goodwill	192,800	129,943
Other assets	716,579	423,877

Total Assets	$4,001,503	$2,748,356

LIABILITIES
Accounts payable & other liabilities	512,012	$296,543
Short-term debt & commercial paper	272,884	111,134
Accrued expenses	281,372	226,393

Total Current Liabilities	$1,066,268	$634,070
Long-term debt	744,523	350,085
Accrued pension cost	699,430	723,188
Accrued postretirement benefits cost	494,083	411,304
Other non-current liabilities	26,273	20,623

Total Liabilities	$3,030,577	$2,139,270
SHAREHOLDERS’ EQUITY	970,926	609,086

Total Liabilities and Shareholders’ Equity	$4,001,503	$2,748,356